Exhibit 5.1

Amcor plc 44 Esplanade St Helier JERSEY JE4 9WG	D +44 1534 514251
E simon.dinning@ogier.com

Reference: SDD/NHO/178119.00008

7 May 2025

Dear Sirs

Amcor plc (the Company)

1	Request for opinion

We have been requested to provide you with a legal opinion on matters of Jersey law in relation to the Company.

2	Documents examined

2.1	For the purposes of giving this opinion, we have examined copies of the corporate and other documents and conducted the searches listed in Schedule 1.

2.2	We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

3	Assumptions

In giving this opinion we have relied upon the assumptions set out in Schedule 2 without having carried out any independent investigation or verification in respect of such assumptions.

4	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Ogier (Jersey) LLP 44 Esplanade St Helier Jersey JE4 9WG T +44 1534 514000 F +44 1534 514444 ogier.com	Partners Raulin Amy James Angus James Campbell Alexander Curry Richard Daggett Simon Dinning Katrina Edge Damian Evans James Fox	Amy Garrod Josephine Howe Jonathan Hughes Niamh Lalor Kate McCaffrey Edward Mackereth Bruce MacNeil Katharine Marshall Matt McManus	Rebecca McNulty Steven Meiklejohn Oliver Passmore Nathan Powell Sophie Reguengo Oliver Richardson Bruce Scott Henry Wickham Nicholas Williams

Registered as a limited liability partnership in Jersey.  Registered number 99.

Corporate existence and capacity

Upon the issuance and delivery of any Plan Shares in the settlement of the Awards or otherwise in accordance with the terms of the Plan (and, in the case of options, upon receipt by the Company of the consideration for such Plan Shares determined in accordance with the terms of the Plan), such Plan Shares will be validly issued, fully paid and non-assessable.

5	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than Jersey (and we have not made any investigation into such laws);

(b)	as to the enforceability of any documents entered into or to be entered into by the Company; or

(c)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets which are the subject of any documents entered into or to be entered into by the Company.

6	Governing law and reliance

6.1	This opinion is:

(a)	governed by and shall be construed in accordance with the laws of Jersey;

(b)	limited to the matters expressly stated herein; and

(c)	confined to and given on the basis of the laws and practice in Jersey at the date hereof.

6.2	Unless otherwise indicated, all references in this opinion to specific Jersey legislation shall be to such legislation as amended to, and as in force at, the date hereof.

7	Who can rely on this opinion

This opinion is given for your benefit and, with the exception of your professional advisers (acting only in that capacity), it may not be disclosed to or relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent.

Yours faithfully

Ogier (Jersey) LLP

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Schedule 1

Part A

The Documents

1	The registration statement on Form S-8 filed with the US Securities and Exchange Commission (the Commission) relating to the registration under the Securities Act of 1933 of the offer and sale of (i) up to 20,572,561 ordinary shares of the Company, issuable to holders of unvested restricted stock unit awards, performance stock unit awards and stock option awards of Berry Global Group, Inc. (Berry) granted under the Plan and converted into restricted stock unit awards and stock option awards of the Company upon the consummation of the transactions contemplated by the Merger Agreement, and (ii) up to 11,084,626 ordinary shares of the Company issuable from time to time under the Plan, which Plan was assumed by the Company upon the consummation of the transactions contemplated by the Merger Agreement (collectively, the Plan Shares) (the Registration Statement).

2	The agreement and plan of merger dated 19 November 2024 between the Company, Aurora Spirit, Inc. and Berry Global Group, Inc. (the Merger Agreement).

3	The Berry Global Group, Inc. 2015 Long-Term Incentive Plan, as amended (the Plan).

Part B

Corporate and other documents

1	A certificate signed by the secretary of the Company dated on the date hereof (the Secretary's Certificate) relating to certain questions of fact, together with true and complete copies of the documents referred to therein including a copy of an extract of board resolutions of the Company passed at a meeting of the board of directors of the Company (the Directors) held on 25 April 2025.

2	The certificate of incorporation and any certificates of incorporation upon change of name of the Company appearing on the Public Records on the date of this opinion.

3	The memorandum and articles of association of the Company (including any special resolutions amending the memorandum and articles of association of the Company appearing on the Public Records on the date of this opinion.

Part C

Searches

1	The public records of the Company on file and available for inspection at the Companies Registry of the Jersey Financial Services Commission (the JFSC) on the date hereof (the Public Records).

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2	The results received on the date hereof of our written enquiry in respect of the Company made to the Viscount's Department (the Désastre Search) which is akin to a bankruptcy search in England and Wales.

3	The results received on the date hereof of our written enquiry in respect of applications for a creditors' winding up made in respect of the Company made to the Judicial Greffe (the Creditors' Winding Up Search).

4	A printed search result of the Jersey register of security interests (the SIR) established pursuant to Part 8 of the Security Interests (Jersey) Law 2012 (the SIJL) in respect of a search against the registration number of the Company made on the date hereof (the SIR Search).

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Schedule 2

Assumptions

1	All original documents examined by us are authentic and complete.

2	All copy documents and counterparts of documents provided to us (whether in facsimile, electronic or other form) conform to the originals of such documents and those originals are authentic and complete.

3	None of the opinions expressed in this opinion will be adversely affected by the laws or public policies of any jurisdiction other than Jersey.

4	All documents provided to us with an electronic signature are authentic and complete.

5	The Secretary's Certificate and the documents referred to therein, and any factual statements made therein, are accurate and complete as at the date hereof.

6	The information disclosed by our searches of the Public Records is accurate as at the date hereof and any documents disclosed by our searches of the Public Records are true and complete, in full force and effect and have not been amended, varied, supplemented or revoked in any respect and there is no information or document which has been delivered for registration, or which is required by the law of Jersey to be delivered for registration, which was not included in the Public Records.

7	A meeting of the Company’s board of directors (or a duly authorised committee thereof) has been, or will be, duly convened and held at which it was, or will be, resolved to allot and issue the Plan Shares.

8	All Plan Shares will be allotted in accordance with the Company’s memorandum and articles of association and the Plan.

9	The written confirmation provided by the Viscount's Department in response to the Désastre Search is accurate and complete as at the date hereof.

10	The written confirmation provided by the Judicial Greffe in response to the Creditors' Winding Up Search is accurate and complete as at the date hereof.

11	No application for the property of the Company to be declared en désastre or for the property of the Company to be placed under the control of the Court has been made by the Company.

12	No resolution has been passed by the Company nor notice received by the Company in relation to the following matters:

(a)	an application, order or resolution for the appointment of a liquidator, provisional liquidator or receiver of the Company or any of its assets or of a winding-up or dissolution of the Company; or

(b)	a statutory demand requiring payment of a debt by the Company; or

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(c)	an application by a third party for the property of the Company to be declared en désastre; or

(d)	a decision of the Royal Court of Jersey adjudging the property of the Company to be renounced; or (e) any judgments, orders, or judicial decisions applicable to the Company or its property.

13	The information disclosed by the SIR Search is true, accurate and complete as of the date hereof and there is no information which has been delivered to the SIR for registration which was not disclosed by the SIR Search.

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Schedule 3

Qualifications

1	The search of the Public Records or the Creditors' Winding Up Search referred to in this opinion is not conclusively capable of revealing whether or not an order has been made or a resolution passed for the winding up or dissolution of the Company or for the appointment of a liquidator in respect of the Company, as notice of these matters might not be filed with the JFSC or the Judicial Greffe immediately and, when filed, might not be entered on the public record of the Company immediately.

2	The written confirmation provided by the Viscount's Department in response to the Désastre Search relates only to the property of either Company being declared to be "en désastre". There is no formal procedure for determining whether either Company has otherwise become "bankrupt", as defined in the Interpretation (Jersey) Law 1954.

3	The search of the Public Records or the Creditors' Winding Up Search referred to in this opinion is not conclusively capable of revealing whether or not an order has been made or a resolution passed for the winding up or dissolution of the Company or for the appointment of a liquidator in respect of the Company, as notice of these matters might not be filed with the JFSC or the Judicial Greffe immediately and, when filed, might not be entered on the public record of the Company immediately

4	The SIR Search will not reveal all security interests created under the laws of Jersey or by the Companies and, in particular, will not reveal those created:

(a)	under the Security Interests (Jersey) Law 1983;

(b)	by possession or control in accordance with the SIJL (unless they are also registered in the SIR);

(c)	under the laws of a jurisdiction other than Jersey;

(d)	by trustees of a trust (other than a prescribed unit trust (as defined in the Security Interests (Registration and Miscellaneous Provisions) (Jersey) Order 2013)) in respect of trust property of that trust; or

(e)	under the SIJL where the relevant financing statements have been removed from the SIR for whatsoever reason, or have not yet been registered.

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